LOU HOLLAND
GROWTH FUND

ANNUAL REPORT
December 31, 2010

LOU HOLLAND
GROWTH FUND

Letter to Shareholders
December, 2010

Dear Fellow Shareholder:

Thank you for your investment in the Lou Holland Growth Fund.

Fund Results
After a tremendous rise in 2009, the domestic equity market continued to climb higher in 2010, with the major stock indexes experiencing a second consecutive year of double-digit returns.  As expected, the Fund again participated in this strong uptrend, generating a return of +14.03%.  However, the Fund’s conservative high quality strategy was unable to keep pace with the +16.71% return of its style benchmark, the Russell 1000 Growth Index, and it also trailed the +15.06% return of its secondary benchmark, the S&P 500 Index.

Fund Performance
Stock selection decisions were additive to Fund performance overall during the year, with good performance in technology, health care, and producer durables more than offsetting weakness in energy and financial services.  However, sector allocation decisions were unfavorable.  An underweight in the strong performing consumer discretionary and materials & processing sectors hurt relative performance.

In addition, the Fund was particularly impacted by the combined effect of an overweight in energy and the weak performance of energy holdings, which acted as a major drag.  Halliburton Company and Occidental Petroleum were among the top contributors to the Fund’s overall performance.  However, Range Resources and Southwestern Energy, high quality natural gas focused exploration and production companies, were the main detractors. Both have been negatively impacted by low natural gas prices and overall natural gas supplies that remain high relative to current demand.  Given the uncertain global economic environment, we continue to diligently assess our holdings and the near-term dynamics and longer-term outlook for the sector.  However, we believe that Range and Southwestern are best positioned because of their deep inventory of high quality low cost reserves and that industry fundamentals will eventually shift in favor of these companies.

Financial services was another area of weakness for the Fund.  IHS, which was initiated as a new position earlier in the year, has posted very strong performance as the company’s organic growth continues to trend higher.  However, Visa and BlackRock have disappointed.  Regulatory concerns about interchange fees and the competitive landscape for mobile payments have caused a contraction in Visa’s multiple and BlackRock has been negatively impacted by concern about outflows due to the Barclays integration and due to the negative market sentiment toward money funds and quantitative strategies.  Despite these issues, we continue to believe in their longer-term drivers.

Technology holdings provided a source of positive relative performance.  Citrix had another stellar year due to a well-executed business model, movement toward cloud computing and penetration into new vertical markets with existing offerings.  QUALCOMM and Apple were also top contributors.  QUALCOMM is a major beneficiary of global smartphone share gains, with an enviable market share.  Apple continued to gain market- and mind-share through new applications and hardware.  We believe that the company’s pace of innovation remains robust, as does its underlying growth rate.

In health care, Genzyme Corporation rose sharply on news of Sanofi-Aventis’ offer to acquire the company and Laboratory Corporation of America recently closed the acquisition of Genzyme’s lab testing business, making them in our

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LOU HOLLAND
GROWTH FUND

Letter to Shareholders
December, 2010

view the premier player in the genomic/esoteric testing segment, the fastest growing and most profitable area of lab testing.

A number of producer durables holdings contributed nicely to Fund performance.  Waters Corp. continues to deliver strong results, generate impressive cash flow, and gain market share with one of its products.  In addition, Expeditors International benefited from the uptick in global trade.

Fund Changes
We rely on our fundamental, bottom-up research to identify stocks that meet our long-term, fundamental, conservative investment criteria of double-digit earnings growth rates and reasonable valuations.  We focus on a three-to-five year investment horizon which generally results in low average turnover over long periods of time.  However, turnover can be higher or lower than average in any given year.  2010 was a year of below average turnover for the Fund, as was 2009 because we continue to allow the thesis behind our investments to play out, including the purchases during the last market downturn that positioned the Fund to benefit from a future return of domestic and global economic growth.

Additions during the year include Mead Johnson, IHS, and Waters Corporation.  Mead Johnson exhibits one of the best top line growth outlooks in the staples sector, with strong exposure to emerging markets and a reasonable number of competitors in the space.  IHS, principally a subscription based data provider serving energy, infrastructure, environmental and security markets, has grown organically over time and was purchased due to its strong position in its core end markets and management’s history of effectively redeploying excess cash flow toward accretive merger & acquisition transactions.   Waters, a manufacturer and designer of capital equipment for health care and industrial research has fundamentals that continue to improve, a balance sheet that remains rock solid, and shares that have become relatively cheap.  Berkshire Hathaway entered the portfolio when it replaced Burlington Northern due to its acquisition of the company.

Stocks are generally sold when they no longer meet our investment criteria or when we identify a better idea.  Suntech Power was exited because of concerns that the European debt crisis could impact credit for solar projects and cause some countries to discontinue or reduce solar subsidies.  AFLAC was sold because of concerns about its exposure to European hybrid securities.  Two holdings were take-over targets: Xerox acquired ACS and XTO Energy was taken over by Exxon Mobil.  Symantec Corporation was liquidated to create cash for various buys and McKesson Corporation was sold because of concerns about management’s capital allocation and other decisions.  After Questar’s spin-off of QEP, the QEP position was retained since it fit our criteria of a low cost producer (of natural gas) with a deep inventory for projects, but the remaining Questar position was sold.

Outlook
Despite the headwinds that continue to face the economy, the S&P 500 Index experienced its second consecutive positive year, returning +15.06%.  This came on the heels of the stellar +26.46% return it produced in 2009.  And while the stock market performed better than generally anticipated in 2010, the path to this end was anything but smooth.  The main focus of the financial markets since the recession began three years ago has been the economy and, throughout the past year,  investors reacted strongly to economic and other news and events on a real-time basis.  However, during the last half of the year, additional monetary and fiscal stimulus, strong corporate earnings, and better economic data resulted in a shift from the earlier fear of a double-dip recession to optimism that the economy is or will be improving.  The economy

2

LOU HOLLAND
GROWTH FUND

Letter to Shareholders
December, 2010

now appears to be on more durable ground than it was this time last year.  Yet, some risks linger, particularly high unemployment, slow job creation, and continued weak housing.  Earnings have been better than anticipated, but corporations remain cautious about future demand as evidenced by their preference to use cash strategically in ways that generally benefit shareholders, as contrasted to putting people back to work.  Indeed, the economy faces many challenges as it continues to unwind the excesses of the past several decades.  Thus, while things are improving, stock market action may likely remain choppy until data signals an economy that is able to grow on a self-sustaining basis.

We do not attempt to predict the direction of the stock market, the economy, or interest rates.  However, we understand that corporate profitability and earnings are affected by the pace of economic growth.  Thus, we remain committed to using our thorough, high quality, bottom-up research to identify companies that best meet our long-term fundamental investment criteria.  In addition, we currently like companies with exposure to faster-growing products or markets, companies that are market share gainers, and companies whose bottom lines are leveraged to increased demand as the economy recovers.  We continue to focus on high quality companies, with solid balance sheets and strong free cash flow and also favorably regard those using this time to take advantage of opportunities that strengthen their competitive positions and that create shareholder value longer-term, including returning capital to shareholders by instituting or increasing dividends and/or buying back shares.

In general, we believe that as the economy further recovers and corporate earnings growth normalizes, investors will become cautious of lower quality stocks with lower quality or unsustainable earnings.  We expect investors to shift their focus toward stocks of high quality companies with strong balance sheets and good managements, with the ability to generate high quality, sustainable earnings with achievable estimates, metrics consistent with our bottom-up fundamental investment criteria.

We believe that our extensive investment experience and our conservative growth strategy will produce superior results for long-term investors.

Sincerely,

Monica L. Walker                                 Carl R. Bhathena
CEO & Chief Investment Officer – Equity                       Co-Portfolio Manager - Equity

3

LOU HOLLAND
GROWTH FUND

Performance Chart and Analysis
December 31, 2010

The following chart reflects the change in the value of a hypothetical $10,000 investment in Investor Shares, including reinvested dividends and distributions, in the Lou Holland Growth Fund (the “Fund”) compared with the performance of the benchmark Russell 1000 Growth Index, over the past ten fiscal years. The Russell 1000 Growth Index, is an unmanaged index which measures the performance of a subset of approximately 622 of those Russell 1000 companies (that is, the 1,000 largest U.S. companies in terms of market capitalization) with higher price-to-book ratios and higher forecasted growth values. The total return of the Fund's classes includes the maximum sales charge of 5.75% (A Shares only) and operating expenses that reduce returns, while the total return of the Russell 1000 Growth Index does not include the effect of sales charges and expenses. A Shares are subject to a 1.00% contingent deferred sales charge on shares purchased without an initial sales charge and redeemed less than one year after purchase. The total return of the Russell 1000 Growth Index includes reinvestment of dividends and income. The total return of the Fund includes operating expenses that reduce returns, while the total return of the Russell 1000 Growth Index does not include expenses. The Fund is professionally managed while the Russell 1000 Growth Index is unmanaged and is not available for investment.

Performance data quoted represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted.  Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than original cost. For the most recent month-end performance, please visit the website of the Fund's investment adviser at www.hollandcap.com. As stated in the Fund's prospectus, the annual operating expense ratios (gross) for Investor Shares, Institutional Shares and A Shares, respectively are 1.79%, 1.81% and 36.77%, respectively. However, the Fund's adviser has agreed to contractually waive a portion of its fees and to reimburse expenses such that total operating expenses do not exceed 1.35% for Investor Shares through May 1, 2013, and 1.20% and 1.40% for Institutional Shares and A Shares, respectively, which is in effect until May 1, 2011. The performance table and graph do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Returns greater than one year are annualized.

Average Annual Rate of Return for the Year Ended December 31, 2010
Lou Holland Growth Fund	1 Year	5 Years	10 Years
Investor Shares	14.03%	3.54%	2.24%
Institutional Shares*	14.20%	3.57%	2.25%
A Shares (with sales charge)*	7.42%	2.31%	1.63%
Russell 1000 Growth Index	16.71%	3.75%	0.02%

*For the Institutional Shares and the A Shares, performance for the above periods are blended average annual returns which include the returns of the Investor Shares prior to  February 1, 2010, the commencement of operations of the Institutional Shares and A Shares.

4

LOU HOLLAND
GROWTH FUND

Schedule of Investments
December 31, 2010

Shares	Security Description	Value

Common Stock - 98.5%
Consumer Discretionary - 12.1%
7,350	Amazon.com, Inc. (a)	$1,323,000
9,500	Costco Wholesale Corp.	685,995
5,950	Kohl's Corp. (a)	323,323
13,700	NIKE, Inc., Class B	1,170,254
17,350	The Walt Disney Co.	650,799
12,650	Wal-Mart Stores, Inc.	682,214
37,700	Yum! Brands, Inc.	1,849,185
		6,684,770
Consumer Staples - 6.1%
7,050	Diageo PLC, ADR	524,027
11,500	H.J. Heinz Co.	568,790
13,100	Mead Johnson Nutrition Co.	815,475
14,550	PepsiCo, Inc.	950,551
7,850	The Procter & Gamble Co.	504,991
		3,363,834
Energy - 18.0%
27,309	Exxon Mobil Corp.	1,996,834
37,250	Halliburton Co.	1,520,917
14,250	Noble Corp.	509,723
19,850	Occidental Petroleum Corp.	1,947,285
19,700	QEP Resources, Inc.	715,307
46,700	Range Resources Corp.	2,100,566
31,050	Southwestern Energy Co. (a)	1,162,202
		9,952,834
Financial Services - 8.7%
17,490	Berkshire Hathaway, Inc., Class B (a)	1,401,124
3,800	BlackRock, Inc.	724,204
8,900	IHS, Inc., Class A (a)	715,471
46,950	TD Ameritrade Holding Corp.	891,580
15,650	Visa, Inc., Class A	1,101,447
		4,833,826
Health Care - 9.8%
45,350	Covidien PLC	2,070,681
12,250	Genzyme Corp. (a)	872,200
18,550	Hospira, Inc. (a)	1,033,049
16,650	Laboratory Corp. of America Holdings (a)	1,463,868
		5,439,798
Materials & Processing - 2.1%
12,050	Praxair, Inc.	1,150,414

Producer Durables - 11.1%
9,450	Automatic Data Processing, Inc.	437,346
12,100	Expeditors International of Washington, Inc.	660,660
22,700	Honeywell International, Inc. (a)	1,206,732
7,400	MSC Industrial Direct Co.	478,706
10,300	Roper Industries, Inc.	787,229
7,450	United Parcel Service, Inc., Class B	540,721
9,550	United Technologies Corp.	751,776
16,350	Waters Corp. (a)	1,270,558
		6,133,728
Technology - 30.6%
43,650	Adobe Systems, Inc. (a)	1,343,547
25,450	American Tower Corp., Class A(a)	1,314,238
7,850	Apple, Inc. (a)	2,532,096
98,250	Cisco Systems, Inc. (a)	1,987,598
34,150	Citrix Systems, Inc. (a)	2,336,201
2,700	Google, Inc., Class A (a)	1,603,719
31,700	Intel Corp.	666,651
9,700	International Business Machines Corp.	1,423,572
59,950	Microsoft Corp.	1,673,804
40,550	QUALCOMM, Inc.	2,006,819
		16,888,245

Total Common Stock (Cost $40,746,902)	54,447,449

Total Investments - 98.5% (Cost $40,746,902)*	$54,447,449

Other Assets & Liabilities, Net – 1.5%	818,417
Net Assets – 100.0%	$55,265,866

See Notes to Financial Statements
5

LOU HOLLAND
GROWTH FUND

Schedule of Investments
December 31, 2010

ADR	American Depository Receipt
PLC	Public Limited Company
(a) Non-income producing security.

*Cost of investments for federal income tax purposes is $40,951,430 and net unrealized appreciation on investments consists of:

Gross Unrealized Appreciation	$14,924,157
Gross Unrealized Depreciation	(1,428,138)
Net Unrealized Appreciation	$13,496,019

The following is a summary of the inputs used to value the Fund’s investments as of December 31, 2010.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. For more information on valuation inputs, and their aggregation into the levels used in the tables below, please refer to Note 2- Security Valuation section in the accompanying Notes to Financial Statements.

Valuation Inputs	Investments in Securities
Level 1 – Quoted Prices	$54,447,449
Level 2 – Other Significant Observable Inputs	–
Level 3 – Significant Unobservable Inputs	–
Total Investments	$54,447,449

The Level 1 inputs displayed in this table are Common Stock. Refer to the Schedule of Investments for a further breakout of each security by type.

PORTFOLIO HOLDINGS
% of Total Investments
Consumer Discretionary	12.3%
Consumer Staples	6.2%
Energy	18.3%
Financial Services	8.9%
Health Care	10.0%
Materials & Processing	2.1%
Producer Durables	11.2%
Technology	31.0%
100.0%

See Notes to Financial Statements
6

LOU HOLLAND
GROWTH FUND

Statement of Assets and Liabilities
December 31, 2010

ASSETS
Total investments, at value (Cost $40,746,902)	$54,447,449
Cash	1,019,331
Receivables:
Fund shares sold	11,945
Dividends and interest	37,002
Prepaid expenses	12,054
Total Assets	55,527,781

LIABILITIES
Payables:
Investment securities purchased	147,789
Fund shares redeemed	30,024
Accrued Liabilities:
Investment adviser fees	27,204
Trustees’ fees and expenses	34
Fund service fees	8,422
Compliance services fees	1,250
Other expenses	47,192
Total Liabilities	261,915
NET ASSETS	$55,265,866

COMPONENTS OF NET ASSETS
Paid-in capital	$41,769,847
Accumulated net realized loss	(204,528)
Net unrealized appreciation	13,700,547
NET ASSETS	$55,265,866

SHARES OF BENEFICIAL INTEREST AT NO PAR VALUE (UNLIMITED SHARES AUTHORIZED)
Investor Shares	2,710,957
Institutional Shares	56,304
A Shares	618
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE
Investor Shares (based on net assets of $54,127,702)	$19.97
Institutional Shares (based on net assets of $1,125,826)	$20.00
A Shares (based on net assets of $12,338)	$19.96
A Shares Maximum Public Offering Price Per Share (net asset value per share/(100%-5.75%))	$21.18

See Notes to Financial Statements
7

LOU HOLLAND
GROWTH FUND

Statement of Operations
For the Year Ended December 31, 2010

INVESTMENT INCOME
Dividend income (Net foreign withholding taxes of $113)	$567,745
Interest income	2,410
Total Investment Income	570,155

EXPENSES
Investment adviser fees	429,008
Fund service fees	173,890
Transfer Agent fees:
Investor Shares	15,912
Institutional Shares	759
A Shares	279
Distribution fees:
Investor Shares	112,809
A Shares	25
Custodian fees	5,590
Registration fees:
Investor Shares	18,357
Institutional Shares	230
A Shares	31
Professional fees	50,268
Trustees’ fees and expenses	7,447
Compliance services fees	28,245
Miscellaneous expenses	56,942
Total Expenses	899,792
Fees waived and expenses reimbursed	(220,008)
Net Expenses	679,784

NET INVESTMENT LOSS	(109,629)

NET REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain on investments	1,268,179
Net change in unrealized appreciation (depreciation) on investments	5,678,823
NET REALIZED AND UNREALIZED GAIN	6,947,002
INCREASE IN NET ASSETS FROM OPERATIONS	$6,837,373

See Notes to Financial Statements
8

LOU HOLLAND
GROWTH FUND

Statements of Changes in Net Assets

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
OPERATIONS
Net investment loss	$(109,629)	$(41,938)
Net realized gain	1,268,179	806,897
Net change in unrealized appreciation (depreciation)	5,678,823	12,795,123
Increase in Net Assets Resulting from Operations	6,837,373	13,560,082

DISTRIBUTIONS TO SHAREHOLDERS FROM
Net realized gain:
Investor Shares	(1,269,349)	-
Institutional Shares	(32,086)	-
A Shares	(290)	-
Total Distributions to Shareholders	(1,301,725)	-

CAPITAL SHARE TRANSACTIONS
Sale of shares:
	Investor Shares	4,822,845	6,969,667
	Institutional Shares	1,294,688	-
	A Shares	10,500	-
Reinvestment of distributions:
	Investor Shares	1,268,874	-
	Institutional Shares	32,086	-
	A Shares	290	-
Redemption of shares:
1	Investor Shares	(7,699,480)	(3,954,743)
2	Institutional Shares	(340,732)	-
Increase (Decrease) in Net Assets from Capital Share Transactions		(610,929)	3,014,924
Increase in Net Assets		4,924,719	16,575,006

NET ASSETS
Beginning of Year	50,341,147	33,766,141
End of Year	$55,265,866	$50,341,147

SHARE TRANSACTIONS
Sale of shares:
Investor Shares	261,853	464,205
Institutional Shares	72,145	-
A Shares	603	-
Reinvestment of distributions:
Investor Shares	64,344	-
Institutional Shares	1,625	-
A Shares	15	-
Redemption of shares:
Investor Shares	(422,104)	(274,993)
Institutional Shares	(17,466)	-
Increase (Decrease) in Shares	(38,985)	189,212

See Notes to Financial Statements
9

LOU HOLLAND
GROWTH FUND

Financial Highlights

 These financial highlights reflect selected data for a share outstanding throughout each year.
	Years Ended December 31,
	2010	2009	2008	2007	2006
INVESTOR SHARES
NET ASSET VALUE, Beginning of Year	$17.94	$12.90	$19.81	$18.65	$17.99
INVESTMENT OPERATIONS
Net investment income (loss) (a)	(0.04)	(0.02)	(0.04)	(0.04)	0.02
Net realized and unrealized gain (loss)	2.55	5.06	(6.86)	1.79	0.92
Total from Investment Operations	2.51	5.04	(6.90)	1.75	0.94
DISTRIBUTIONS TO
SHAREHOLDERS FROM
Net investment income	—	—	—	(0.01)	(0.01)
Net realized gain	(0.48)	—	(0.01)	(0.58)	(0.27)
Total Distributions to Shareholders	(0.48)	—	(0.01)	(0.59)	(0.28)
NET ASSET VALUE, End of Year	$19.97	$17.94	$12.90	$19.81	$18.65
TOTAL RETURN	14.03%	39.07%	(34.83)%	9.40%	5.23%
RATIOS/SUPPLEMENTARY DATA
Net Assets at End of
Year (000's omitted)	$54,128	$50,341	$33,766	$55,703	$58,993
Ratios to Average Net Assets:
Net investment income (loss)	(0.22)%	(0.11)%	(0.25)%	(0.19)%	0.10%
Net expense	1.35%	1.35%	1.35%	1.35%	1.35%
Gross expense (b)	1.77%	1.69%	1.71%	1.41%	1.47%
PORTFOLIO TURNOVER RATE	18%	11%	35%	26%	32%

(a)		Calculated based on average shares outstanding during the year.
(b)		Reflects the expense ratio excluding any waivers or reimbursements.

See Notes to Financial Statements
10

LOU HOLLAND
GROWTH FUND

Financial Highlights

These financial highlights reflect selected data for a share outstanding throughout the period.
	March 1, 2010 (a) through December 31, 2010
INSTITUTIONAL SHARES
NET ASSET VALUE, Beginning of Period	$17.88
INVESTMENT OPERATIONS
Net investment loss (b)	(0.01)
Net realized and unrealized gain (loss)	2.61
Total from Investment Operations	2.60
DISTRIBUTIONS TO SHAREHOLDERS FROM
Net realized gain	(0.48)
NET ASSET VALUE, End of Period	$20.00
TOTAL RETURN	14.58	%(c)
RATIOS/SUPPLEMENTARY DATA
Net Assets at End of Period (000's omitted)	$1,126
Ratios to Average Net Assets:
Net investment loss	(0.06	)%(d)
Net expense	1.20	%(d)
Gross expense (e)	1.91	%(d)
PORTFOLIO TURNOVER RATE	18	%(c)

(a)	Commencement of operations.
(b)	Calculated based on average shares outstanding during the period.
(c)	Not annualized.
(d)	Annualized.
(e)	Reflects the expense ratio excluding any waivers or reimbursements.

See Notes to Financial Statements
11

LOU HOLLAND
GROWTH FUND

Financial Highlights

These financial highlights reflect selected data for a share outstanding throughout the period.
	February 1, 2010 (a) through December 31, 2010
A SHARES
NET ASSET VALUE, Beginning of Period	$17.40
INVESTMENT OPERATIONS
Net investment loss (b)	(0.04)
Net realized and unrealized gain (loss)	3.08
Total from Investment Operations	3.04
DISTRIBUTIONS TO SHAREHOLDERS FROM
Net realized gain	(0.48)
NET ASSET VALUE, End of Period	$19.96
TOTAL RETURN	17.51	%(c)(d)
RATIOS/SUPPLEMENTARY DATA
Net Assets at End of Period (000's omitted)	$12
Ratios to Average Net Assets:
Net investment loss	(0.22	)%(e)
Net expense	1.40	%(e)
Gross expense (f)	42.81	%(e)
PORTFOLIO TURNOVER RATE	18	%(c)

(a)	Commencement of operations.
(b)	Calculated based on average shares outstanding during the period.
(c)	Not annualized.
(d)	Total Return does not include the effect of front end sales charge or contingent deferred sales charge.
(e)	Annualized.
(f)	Reflects the expense ratio excluding any waivers and/or reimbursements.

See Notes to Financial Statements
12

LOU HOLLAND
GROWTH FUND

Notes to Financial Statements
December 31, 2010

Note 1. Organization

The Lou Holland Growth Fund (the “Fund”) is a diversified portfolio of Forum Funds (the “Trust”). The Trust is a Delaware statutory trust that is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “Act”), as amended. Under its Trust Instrument, the Trust is authorized to issue an unlimited number of the Fund’s shares of beneficial interest without par value. The Fund currently offers three classes of shares: Investor Shares, Institutional Shares and A Shares. A Shares are offered at net asset value plus a maximum sales charge of 5.75%. A Shares are also subject to contingent deferred sales charge (“CDSC”) of 1.00% on purchases without an initial sales charge and redeemed less than one year after they are purchased. Investor Shares and Institutional Shares are not subject to a sales charge. Investor Shares commenced operations on April 29, 1996, Institutional Shares commenced operations on March 1, 2010, and A Shares commenced operations on February 1, 2010. The Fund’s investment objective is to seek long-term growth of capital, with the receipt of dividend income as a secondary consideration.

On January 22, 2010, at a Special Meeting of Shareholders of the Fund, formerly a series of the Lou Holland Trust, (the “Former Fund”), the shareholders approved a proposal to reorganize the Former Fund into the Lou Holland Growth Fund, a newly created series of the Forum Funds.  The Fund is designed to be substantially similar from an investment perspective to the Former Fund.  The primary purpose of the reorganization was to move the Former Fund to a newly created series of the Trust.  As a result of the reorganization, the Fund is now operating under the supervision of a different board of trustees and the Lou Holland Trust has been terminated.  On February 1, 2010, the shares of the Former Fund were, in effect, exchanged on a tax-free basis for Investor Shares of the Fund with the same aggregate value.  No sales load, commission or other transactional fees were imposed on shareholders in connection with the tax-free exchange of their shares.

Note 2. Summary of Significant Accounting Policies

These financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of increase and decrease in net assets from operations during the fiscal year. Actual amounts could differ from those estimates. The following summarizes the significant accounting policies of the Fund:

Security Valuation – Exchange-traded securities and over-the-counter securities are valued using the last quoted sale or official closing price, provided by independent pricing services as of the close of trading on the market or exchange for which they are primarily traded, on each Fund business day. In the absence of a sale, such securities are valued at the mean of the last bid and ask price provided by independent pricing services. Non-exchange traded securities for which quotations are available are valued using the last quoted sales price, or in the absence of a sale at the mean of the last bid and ask prices provided by independent pricing services.  Shares of open-end mutual funds are valued at net asset value (“NAV”). Short-term investments that mature in sixty days or less may be valued at amortized cost.

The Fund values its investments at fair value pursuant to procedures adopted by the Trust's Board of Trustees (the "Board") if (1) market quotations are insufficient or not readily available or (2) the adviser believes that the values available are unreliable. Fair valuation is based on subjective factors and as a result, the fair value price of an investment may differ from the security’s market price and may not be the price at which the asset may be sold. Fair valuation could result in a different NAV than a NAV determined by using market quotes.

13

LOU HOLLAND
GROWTH FUND

Notes to Financial Statements
December 31, 2010

The Fund has a three-tier fair value hierarchy. The basis of the tiers is dependent upon the various “inputs” used to determine the value of the Fund’s investments. These inputs are summarized in the three broad levels listed below:

Level 1 — quoted prices in active markets for identical assets

Level 2 — other significant observable inputs (including quoted prices of similar securities, interest rates, prepayment speeds, credit risk, etc.)

Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The aggregate value by input level, as of December 31, 2010, for the Fund’s investments is included at the end of the Fund’s Schedule of Investments.

Security Transactions, Investment Income and Realized Gain and Loss – Investment transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as possible after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. Income and capital gains on some foreign securities may be subject to foreign withholding taxes, which are accrued as applicable. Interest income is recorded on an accrual basis. Premium and discount is amortized and accreted in accordance with GAAP. Identified cost of investments sold is used to determine the gain and loss for both financial statement and federal income tax purposes.

Distributions to Shareholders – Distributions to shareholders of net investment income and net capital gains, if any, are declared and paid at least annually. Distributions are based on amounts calculated in accordance with applicable federal income tax regulations, which may differ from GAAP. These differences are due primarily to differing treatments of income and gain on various investment securities held by the Fund, timing differences and differing characterizations of distributions made by the Fund.

Federal Taxes – The Fund intends to qualify each year as a regulated investment company under Subchapter M of the Internal Revenue Code and distribute all of its taxable income to shareholders. In addition, by distributing in each calendar year substantially all its net investment income and capital gains, if any, the Fund will not be subject to a federal excise tax. Therefore, no federal income or excise tax provision is required.

As of December 31, 2010, there are no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. The Fund’s federal tax returns filed in the three-year period ended December 31, 2010, remain subject to examination by the Internal Revenue Service.

Income and Expense Allocation – The Trust accounts separately for the assets, liabilities and operations of each of its investment portfolios. Expenses that are directly attributable to more than one investment portfolio are allocated among the respective investment portfolios in an equitable manner.

The Fund’s class specific expenses are charged to the operations of that class of shares. Income and expenses (other than expenses attributable to a specific class) and realized and unrealized gains or losses on investments are allocated to each

14

LOU HOLLAND
GROWTH FUND

Notes to Financial Statements
December 31, 2010

class of shares based on the class’ respective net assets to the total net assets of the Fund.

Commitments and Contingencies – In the normal course of business, the Fund enters into contracts that provide general indemnifications by the Fund to the counterparty to the contract. The Fund’s maximum exposure under these arrangements is dependent on future claims that may be made against the Fund and, therefore, cannot be estimated; however, based on experience, the risk of loss from such claims is considered remote.

Note 3. Advisory Fees, Servicing Fees and Other Transactions

Investment Adviser – Holland Capital Management LLC (the “Adviser”) is the investment adviser to the Fund. Pursuant to an investment advisory agreement, the Adviser receives an advisory fee monthly from the Fund at  annualized rates of 0.85% of the Fund’s average daily net assets up to $500 million, 0.75% of the Fund’s average daily net assets up to the next $500 million and 0.65% of the Fund’s average daily net assets in excess of $1 billion.

Distribution – Foreside Fund Services, LLC serves as the Fund’s distributor (the “Distributor”). The Distributor is not affiliated with the Adviser or Atlantic Fund Administration, LLC (d/b/a Atlantic Fund Services) (“Atlantic”) or their affiliates. The Fund has adopted a Distribution Plan (the “Plan”) for Investor Shares and A Shares of the Fund in accordance with Rule 12b-1 of the Act. Under the Plan, the Fund pays the Distributor and/or any other entity as authorized by the Board a fee of up to 0.25% of the average daily net assets of Investor Shares and A Shares. The Distributor had no role in determining the investment policies or which securities are to be purchased or sold by the Trust or its Funds.

For the period ended December 31, 2010, there were no front-end or CDSC sales charges assessed on the sale of A Shares.

Other Service Providers – Atlantic provides fund accounting, fund administration, and transfer agency services to the Fund. Atlantic also provides certain shareholder report production, and EDGAR conversion and filing services. Atlantic provides a Principal Executive Officer, a Principal Financial Officer, a Chief Compliance Officer, and an Anti-Money Laundering Officer to the Fund, as well as certain additional compliance support functions.

Trustees and Officers – The Trust pays each independent Trustee an annual retainer fee of $40,000 for service to the Trust ($60,000 for the Chairman).  In addition, the Chairman receives a monthly stipend of $500 to cover certain expenses incurred in connection with his duties to the Trust.  The Trustees and Chairman may receive additional fees for special Board meetings.  Each Trustee is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his duties as a Trustee, including travel and related expenses incurred in attending Board meetings.  The amount of Trustees’ fees attributable to the Fund is disclosed in the Statement of Operations.  Certain officers of the Trust are also officers or employees of the above named service providers, and during their terms of office received no compensation from the Fund.

Note 4. Expense Reimbursements and Fees Waived

The Adviser has contractually agreed to waive a portion of its fees and reimburse expenses through May 1, 2013, to the extent necessary to maintain the total operating expenses at 1.35% of average daily net assets of the Investor Shares.  The Adviser has contractually agreed to waive a portion of its fees and reimburse expenses through May 1, 2011 to the extent

15

LOU HOLLAND
GROWTH FUND

Notes to Financial Statements
December 31, 2010

necessary to maintain the total operating expenses at 1.20% and 1.40% of the Institutional Shares and A Shares, respectively.  Other fund service providers have voluntarily agreed to waive a portion of their fees.  These contractual waivers may be changed or eliminated at any time with consent of the Board and voluntary fee waivers and expense reimbursements may be reduced or eliminated at any time.  For the period ended December 31, 2010, fees waived and reimbursed were as follows:

Investment Adviser Waived	Investment Adviser Reimbursed	Other Waivers	Total Fees Waived
$53,457	$67,192	$99,359	$220,008

Note 5. Security Transactions

The cost of purchases and proceeds from sales of investment securities (including maturities), other than short-term investments for the year ended December 31, 2010, were $8,825,873 and $10,633,760, respectively.

Note 6. Federal Income Tax and Investment Transactions

Distributions during the fiscal year ended December 31, 2010, were characterized for tax purposes as follows:

2010
Ordinary Income	$99,530
Long-Term Capital Gain	1,202,195
Total	$$1,301,725

As of December 31, 2010, distributable earnings (accumulated losses) on a tax basis were as follows:

Unrealized Appreciation	$13,496,019

The difference between components of distributable earnings on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales.

On the Statement of Assets and Liabilities, as a result of permanent book to tax differences, certain amounts have been reclassified for the year ended December 31, 2010. The following reclassification was the result of net operating losses and distributions in excess of net investment income necessary to satisfy excise tax distribution requirements and has no impact on the net assets of the Fund.

Accumulated Net Investment Income (Loss)	$109,629
Undistributed Net Realized Gain (Loss)	(35,971)
Paid-in-Capital	(73,658)

16

LOU HOLLAND
GROWTH FUND

Notes to Financial Statements
December 31, 2010

Note 7. Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2010-06 “Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 clarifies existing disclosure and requires additional disclosures regarding fair value measurements.  Effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years, entities will need to disclose information about purchases, sales, issuances and settlements of Level 3 securities on a gross basis, rather than as a net number as currently required. Management is currently evaluating the impact ASU No. 2010-06 will have on financial statement disclosures.

Note 8. Change in Independent Registered Public Accounting Firm

The Board, with the approval and recommendation of the Audit Committee, selected BBD, LLP (“BBD”) to replace Deloitte & Touche, LLP (“D&T”), as the Fund’s independent registered public accounting firm for the Fund’s fiscal year ending December 31, 2010.  D&T resigned subsequent to the Board’s approval of BBD.  Throughout D&T’s tenure, including the Fund's two most recent fiscal periods, the Fund had no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.  With respect to the Fund, D&T’s audit opinions, including the past two fiscal periods, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  Further, there were no disagreements between the Fund and D&T on accounting principles, financial statement disclosure or audit scope, which, if not resolved to the satisfaction of D&T would have caused D&T to make reference to the disagreement in a D&T report.

During the last two fiscal years of the Fund, neither the Fund nor anyone on its behalf has consulted BBD on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Fund's financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

Note 9. Subsequent Events

Subsequent events occurring after the date of this report through the date these financial statements were issued have been evaluated for potential impact and the Fund has had no such events.

17

LOU HOLLAND
GROWTH FUND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Forum Funds
and the Shareholders of Lou Holland Growth Fund

We have audited the accompanying statement of assets and liabilities of the Lou Holland Growth Fund (the “Fund”), a series of shares of beneficial interest in the Forum Funds, including the schedule of investments, as of December 31, 2010, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended.  These financial statements and financial highlights are the responsibility of the Fund's management.  Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.  The statement of changes in net assets for the year ended December 31, 2009 and the financial highlights for each of the years in the four year period ended December 31, 2009 were audited by other auditors whose report dated February 25, 2010, expressed an unqualified opinion on such financial statement and financial highlights.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  Our procedures included confirmation of securities owned as of December 31, 2010 by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Lou Holland Growth Fund as of December 31, 2010, and the results of its operations, the changes in its net assets and its financial highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

BBD, LLP

Philadelphia, Pennsylvania
February 18, 2011

18

LOU HOLLAND
GROWTH FUND

Additional Information (Unaudited)
December 31, 2010

Shareholder Proxy Vote

At a special meeting of shareholders, held on January 22, 2010, shares were voted as follows on the proposal presented to shareholders:

To approve an Agreement and Plan of Reorganization under which the Lou Holland Growth Fund, a series of The Lou Holland Trust, would assign all of its assets and liabilities to the Lou Holland Growth Fund (“FF Lou Holland Fund”), a series of Forum Funds, in exchange for shares of the FF Lou Holland Fund in a tax-free reorganization.

For	Against	Abstain
2,412,593	83,688	80,865

Proxy Voting Information

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to securities held in the Fund’s portfolio is available, without charge and upon request, by calling (800) 295-9779 and on the SEC’s website at www.sec.gov.  The Fund’s proxy voting record for the most recent twelve-month period ended June 30 is available, without charge and upon request, by calling (800) 295-9779, on the Fund’s website at  www.hollandcap.com/lhgf_perf.html and on the SEC’s website at www.sec.gov.

Availability of Quarterly Portfolio Schedules

The Fund files its complete schedule of portfolio holdings with the SEC for the first and third quarters of each fiscal year on Form N-Q.  The Fund’s Forms N-Q are available, without charge and upon request on the SEC’s website at www.sec.gov or may be reviewed and copied at the SEC’s Public Reference Room in Washington, DC.  Information on the operation of the Public Reference Room may be obtained by calling (800)-SEC-0330.

Shareholder Expense Example

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments on certain classes, and (2) ongoing costs, including management fees, Rule 12b-1 fees, and other Fund expenses.  This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund, and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from July 1, 2010, through December 31, 2010.

Actual Expenses – The first line under each share class in the table below provides information about actual account values and actual expenses.  You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period.  Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during the period.

19

LOU HOLLAND
GROWTH FUND

Additional Information (Unaudited)
December 31, 2010

Hypothetical Example for Comparison Purposes – The second line under each share class of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return.  The hypothetical account values and expenses may not be used to estimate the actual ending balance or expenses you paid for the period.  You may use this information to compare the ongoing cost of investing in the Fund and other funds.  To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of other funds.

Please note that expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) on purchase payments on certain classes.  Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds.  In addition, if these transactional costs had been included, your costs would have been higher.

	Beginning Account Value July 1, 2010	Ending Account Value December 31, 2010	Expenses Paid During Period *	Annualized Expense Ratio *
Investor Shares
Actual	$1,000.00	$1,228.65	$7.58	1.35%
Hypothetical (5% return before expenses)	$1,000.00	$1,018.40	$6.87	1.35%
Institutional Shares
Actual	$1,000.00	$1,229.74	$6.74	1.20%
Hypothetical (5% return before expenses)	$1,000.00	$1,019.16	$6.11	1.20%
A Shares
Actual	$1,000.00	$1,228.06	$7.86	1.40%
Hypothetical (5% return before expenses)	$1,000.00	$1,018.15	$7.12	1.40%
* Expenses are equal to the Fund’s annualized expense ratio as indicated above multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year divided by 365 to reflect the half-year period.

Federal Tax Status of Dividends Declared During the Year

For federal income tax purposes, dividends from short-term capital gains are classified as ordinary income.  The Fund designates 100% of its income dividend distributed as qualifying for the corporate dividends-received deduction (DRD) and 100% for the qualified dividend rate (QDI) as defined in Section 1(h)(11) of the Internal Revenue Code.  The Fund also designates 100% as short-term capital gain dividends exempt from US tax for foreign shareholders (QSD).

20

LOU HOLLAND
GROWTH FUND

Additional Information (Unaudited)
December 31, 2010

Trustees and Officers of the Trust

The Board is responsible for oversight of the management of the Trust’s business affairs and of the exercise of all the Trust’s powers except those reserved for the shareholders.  The following table provides information about each Trustee and certain officers of the Trust.  Each Trustee and officer holds office until the person resigns, is removed, or is replaced.  Unless otherwise noted, the persons have held their principal occupations for more than five years.  The address for all Trustees and officers is Three Canal Plaza, Suite 600, Portland, Maine 04101, unless otherwise indicated.  Each Trustee oversees twenty-three portfolios in the Trust.  Mr. Keffer is considered an Interested Trustee due to his affiliation with Atlantic.  Mr. Keffer is also an Interested Director of Wintergreen Fund, Inc.  The Fund’s Statement of Additional Information includes additional information about the Trustees and is available, without charge and upon request, by calling (800) 295-9779.

Name and Year of Birth	Position with the Trust	Length of Time Served	Principal Occupation(s) During Past Five Years
Independent Trustees
J. Michael Parish Born: 1943	Chairman of the Board; Trustee; Chairman, Nominating Committee and Qualified Legal Compliance Committee	Since 1989 (Chairman since 2004)	Retired since 2003.
Costas Azariadis Born: 1943	Trustee; Chairman, Valuation Committee	Since 1989	Professor of Economics, Washington University since 2006; Professor of Economics, University of California-Los Angeles 1992-2006.
James C. Cheng Born: 1942	Trustee; Chairman, Audit Committee	Since 1989	President, Technology Marketing Associates (marketing company for small- and medium-sized businesses in New England) since 1991.
Interested Trustee
John Y. Keffer1 Born: 1942	Trustee; Vice Chairman	Since 1989
Chairman, Atlantic since 2008; President, Forum Foundation (a charitable organization) since 2005; President, Forum Trust, LLC (a non-depository trust company chartered in the State of Maine) since 1997.

1 Since 1997, John Y. Keffer has been president and owner of Forum Trust, LLC.  Prior to January 1, 2010, Atlantic was a wholly owned subsidiary of Forum Trust, LLC.  Effective January 1, 2010, Atlantic became a wholly owned subsidiary of Forum Holdings Corp., a Delaware corporation that is wholly owned by Mr. Keffer.

21

LOU HOLLAND
GROWTH FUND

Additional Information (Unaudited)
December 31, 2010

Name and Year of Birth	Position with the Trust	Length of Time Served	Principal Occupation(s) During Past Five Years
Officers
Stacey E. Hong Born: 1966	President; Principal Executive Officer	Since 2008	President, Atlantic since 2008; Director, Consulting Services, Foreside Fund Services 2007; Elder Care, 2005-2006.
Karen Shaw Born: 1972	Treasurer; Principal Financial Officer	Since 2008	Senior Manager, Atlantic since 2008; Section Manager/Vice President, Enterprise Support Services, Citigroup 2003-2008.
David Faherty Born: 1970	Vice President	Since 2009	Senior Counsel, Atlantic since 2009; Vice President, Citi Fund Services Ohio, Inc. 2007-2009; Associate Counsel, Investors Bank & Trust Co. 2006-2007.
Michael J. McKeen Born: 1971	Vice President	Since 2009	Senior Manager, Atlantic since 2008; Vice President, Citigroup 2003-2008.
Joshua LaPan Born: 1973	Vice President	Since 2009	Manager, Atlantic since 2008; Vice President, Citigroup 2003-2008.
Timothy Bowden Born: 1969	Vice President	Since 2009	Manager, Atlantic since 2008; Vice President, Citigroup 2005-2008.
Lina Bhatnagar Born: 1971	Secretary	Since 2008	Senior Administration Specialist, Atlantic since 2008; Regulatory Administration Specialist, Citigroup 2006-2008.

22

INVESTMENT ADVISER
Holland Capital Management LLC
One North Wacker Drive, Suite 700
Chicago, IL 60606
Telephone (312) 553-4830

TRANSFER AGENT
Atlantic Fund Services
P.O. Box 588
Portland, ME 04112

DISTRIBUTOR
Foreside Fund Services, LLC
Three Canal Plaza, Suite 100
Portland, ME 04101

LOU HOLLAND
GROWTH FUND

This report is submitted for the general information of the shareholders of the Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus, which includes information regarding the Fund's risks, objectives, fees and expenses, experience of its management and other information.

ANNUAL REPORT
December 31, 2010

240-ANR-1210